KPMG LLP
1601 Market Street
Philadelphia, PA 19103-2499



June 26, 2014



Securities and Exchange
Commission Washington,
D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Mount Lucas U.S. Focused Equity Fund (the Predecessor Fund) as part of Scotia Institutional Funds and, under the date of November 25, 2013, we reported on the statement of assets and liabilities, including the schedule of investments, as of September 30, 2013 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. On March 25, 2014, we resigned. We have read the statements made by the Mount Lucas U.S. Focused Equity Fund, a series of FundVantage Trust, which we understand will be filed with the Commission pursuant to Item 77k of Form N-SAR, dated June 30, 2014 and we agree with such statements, except that we are not in a position to agree or disagree with the Fund's statement that the Registrant nor anyone on its behalf consulted with Ernst & Young concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) the subject of a disagreement or reportable events

Very truly yours,



/s/KPMG LLP



KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative ("KPMG
International"), a Swiss entity.